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                                                                      EXHIBIT 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

                                                     Three Months Ended
                                                         March 31,
                                                         ---------
                                                     1999         1998
                                                     ----         ----

Earnings before income taxes and equity in
  earnings of associated companies                   39.2         44.4
Add:
  Distributed income of associated companies          0.1            -
  Amortization of capitalized interest                  -            -
  Fixed Charges                                       8.7          6.5
Less:
  Capitalized interest                                  -            -
                                                     ----         ----
Earnings as adjusted                                 48.0         50.9

Fixed Charges:
  Interest on indebtedness including
    Amortized premiums, discounts and
    Deferred financing costs                          7.5          5.1
  Portion of rents representative of the
    Interest factor                                   1.2          1.4
                                                     ----         ----
Fixed charges                                         8.7          6.5
                                                     ----         ----
Ratio of earnings to fixed charges                    5.5          7.8
                                                     ----         ----